United States securities and exchange commission logo





                     March 24, 2023

       Keith Jaffee
       Chief Executive Officer
       Banyan Acquisition Corp
       400 Skokie Blvd
       Suite 820
       Northbrook, IL 60062

                                                        Re: Banyan Acquisition
Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed March 17,
2023
                                                            File No. 001-41236

       Dear Keith Jaffee:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Mark D. Wood, Esq.